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                                                              May 19, 1999


Summit Bancorp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

Re: Registration Statement on Form S-4 of Summit Bancorp. Relating to Shares of Summit Bancorp. Common Stock Issuable in Connection with the Merger of Prime Bancorp. Inc. with and into First Valley Corporation, a wholly-owned subsidiary of Summit Bancorp.

Gentlemen:

This opinion is given in connection with Registration Statement No. 333-77155 on Form S-4 (the "Registration Statement") filed by Summit Bancorp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 7,870,316 shares of the Company's Common Stock, par value $.80 per share (the "Common Shares"), to be issued to shareholders of Prime Bancorp, Inc. ("Prime") in connection with the merger of Prime with and into the First Valley Corporation, a wholly-owned subsidiary of the Company (the "Merger"), pursuant to an Agreement and Plan of Merger dated February 17, 1999 (the "Merger Agreement").

I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

Based upon the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the shareholders of Prime, (ii) that Articles of Merger complying with the Merger Agreement and meeting all applicable requirements of the Pennsylvania Business Corporation Law are duly executed and filed in accordance with the Pennsylvania Business Corporation Law, I am of the opinion that the Common Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of the Common Stock, $1.00 par value, of Prime will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Proxy Statement-Prospectus which is part of said Registration Statement.

                                                   Very truly yours,


                                                   /s/ Richard F. Ober, Jr.
                                                   -----------------------------
                                                       Richard F. Ober, Jr.